LaSalle Bank N.A.
135 South LaSalle Street
Suite 1625
Chicago, IL 60603

Global Securities and Trust Services

Annual Statement of Compliance

VIA: EMAIL

Greenwich Capital Commercial Funding Corp.
600 Steamboat Road
Greenwich, Connecticut 06830

Wachovia Bank, National Association
NC 1075
8739 Research Drive, URP 4
Charlotte, North Carolina 28262-1075

Re:	Greenwich Capital Commercial Funding Corp., Commercial Mortgage Trust
2007-GG9, Commercial Mortgage Pass-Through Certificates, Series 2007-GG9

Reference is made to the Pooling and Servicing Agreement, dated as of March 1, 2007 (the " Agreement"), among Greenwich Capital Commercial Funding Corp., as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee.

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

          (1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Trustee

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President